Exhibit 10.01

Agreement for Service on Board of Advisors

This Agreement for Service on board of advisors (the “Agreement”) is made and entered into by and between Puget Technologies, Inc., a publicly held Nevada corporation subject to reporting requirements under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended (“Puget” and the “Exchange Act,” respectively); and, Pranav Nawani, a State of Washington resident (“Nawani”; Puget and Nawani being sometimes hereinafter collectively referred to as the Parties or generically as a “Party”).

Preamble:

Whereas, Puget has chartered a special board of advisors (the “Board of Advisors”) to assist it in diverse aspects of its corporate government and business development, a copy of such charter (the “Charter”) having been heretofore filed with the United States Securities and Exchange Commission (the “Commission”) in a report of current event on Commission Form 8-K dated November 12, 2020; and

Whereas, Nawani is highly experienced in diverse fields of science and in the invention, development and marketing of innovative technologies; and

Whereas, Nawani has indicated a willingness to serve on Puget’s Board of Advisors on the following terms and conditions, and Puget is willing to accept such services, subject to the following conditions and on the following terms:

Now, therefore, in consideration for the promises exchanged, other good and valuable consideration, and intending to be legally bound, the Parties agree as follows:

Witnesseth:

Article I:	Term, Renewals, Earlier Termination

1.1	Term.

(A)	Subject to the provisions set forth herein, the term of this Agreement shall be deemed to commence immediately following the execution of this Agreement by all of the Parties and shall continue for a term of two years, subject to earlier termination at the pleasure of Puget’s board of directors.

(B)	Unless Puget or Nawani provides the other in writing in the manner hereinafter set forth for the provision of notice of an intention not to renew this Agreement on or before the ninetieth day prior to its termination, this Agreement will be deemed renewed as to all of the Parties for successive one year terms.

(B)	In the event that this Agreement is continued after expiration of its initial term, then, unless a new agreement pertaining to the subject matter of this Agreement is entered into specifically superseding the provisions of this Agreement, this Agreement shall be deemed continuingly self-renewing with the compensation called for hereunder being the annualized (i.e., half of the compensation called for under this Agreement for the initial term, given its longer duration), for the ensuing year on terms modified solely as follows:

(1)	The term and exercise period of the new Non-qualified Incentive Stock Options shall be modified to reflect, as closely as possible, terms materially similar to those that applied to the Non-qualified Incentive Stock Option described in Section 3.1 of this Agreement; and

(2)	The number of Non-qualified Incentive Stock Options shall be prorated based on the part of the year during which this Agreement is in effect and based on the roles in which Nawani serves on Puget’s Board of Advisors based on the formula hereinafter set forth.

1.2	Final Settlement.

Upon termination of this Agreement and payment to Nawani of all amounts due him hereunder, Nawani shall execute and deliver to Puget on a form prepared by Puget, a receipt for such sums and a release of all claims, except such claims as may have been submitted pursuant to the terms of this Agreement and which remain unpaid, and, shall forthwith tender to Puget all records, manuals and written procedures, as may be desired by it for the continued conduct of its business.

Article II:	Performance of Duties as Members of the Board of Advisors

2.1	Performance of Duties

(A)	Nawani shall perform his duties as a member of the Board of Advisors, including duties as a member of any committee of Puget’s Board of Advisors upon which he may serve, pursuant to the requirements set forth in Puget’s certificate of incorporation, bylaws and the Charter (its “Constituent Documents”), in good faith, in a manner he reasonably believes to be in the best interests of Puget, and with such care as is legally required for corporate fiduciaries under the laws of the State of Nevada and the United States Securities and Exchange Commission, (the “Commission”) unless a higher standard of care is specified in Puget’s Constituent Documents.

(B)	In performing his duties, Nawani shall be entitled to rely on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by:

(1)	One or more officers or employees of Puget who Nawani reasonably believes to be reliable and competent in the matters presented;

(2)	Legal counsel, public accountants or other persons as to matters which Nawani reasonably believes to be within such persons’ professional or expert competence; or

(3)	A committee of Puget’s Board of Advisors upon which Nawani does not serve, duly designated in accordance with a provision of the Charter or Puget’s certificate of incorporation or bylaws, as to matters within its designated authority, which committee Nawani reasonably believes to merit confidence.

(C)	Nawani shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause such reliance described in Section 2.1(B) to be unwarranted.

(D)	If Nawani is present at a meeting of Puget’s Board of Advisors at which action on any corporate matter is taken it shall be presumed that he assented to the action taken unless he votes against such action or abstains from voting in respect thereto because of an asserted conflict of interest.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

(E)	If Nawani is requested to provide comments on any corporate matters through a written request delivered by hand, mail, fax or e-mail, then, unless he affirmatively provides written comments thereto or specifies in a written response that he is unable or unwilling to provide comments thereto, he shall be presumed to have approved the matter as accurate, complete and not misleading, and if he has indicated his inability or unwillingness to comment on more than three occasions within any fiscal year, he shall be presumed to have refused to perform his duties as a member of Puget’s Board of Advisors.

2.2	Conflicts of Interest

(A)	Neither Nawani nor any Affiliate of Nawani will enter into any contract or other transaction with Puget unless the fact of such relationship or interest is disclosed or known to Puget’s board of directors or a committee thereof which authorizes, approves or ratifies the contract or transaction and it is approved by a vote or consent sufficient for the purpose without counting the vote or consent of Nawani if he is also a member of Puget’s board of directors; and, if stockholder approval is required, the fact of such relationship or interest is disclosed or known to the stockholders entitled to vote and they authorize, approve or ratify such contract or transaction by vote or written consent.

(B)	If he is also a member of Puget’s board of directors, Nawani may be counted in determining the presence of a quorum at a meeting thereof or of a committee thereof which authorizes, approves or ratifies such contract or transaction.

2.3	Performance and Attendance

(A)	Nawani will serve on Puget’s Board of Advisors and on such committees of Puget’s Board of Advisors as to which he is appointed and will discharge his duties thereunder in good faith, using his best efforts on behalf of Puget and its stockholders.

(B)	Nawani shall use his best efforts to participate in a timely manner in all meetings of Puget’s Board of Advisors or of committees thereof to which he has been appointed or elected, and if unavailable in person, to make arrangements to participate by teleconference or other legally available means.

(C)	In the event that Nawani fails to participate in a meeting of Puget’s Board of Advisors or of committees thereof to which he has been appointed or elected, Nawani shall promptly acquaint himself with all matters transacted at such meeting and if practical, shall provide the Board of Advisors or committee involved with supplemental input and advice on all such matters and if appropriate and possible, shall request reconsideration of any material matters as to which his participation would have affected the result of actions taken.

(D)	In the event that Nawani misses more than 20% of the meetings of Puget’s Board of Advisors or of committees thereof to which he has been appointed or elected, Nawani will, at the option of Puget’s board of directors, be presumed to have resigned from the Board of Advisors prior to the expiration of the term of this Agreement based on an inability to dedicate required time to the affairs of Puget and this Agreement shall be presumptively be deemed the instrument of such resignation.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

2.4	Resignation

Nawani may resign at any time by providing Puget’s Board of Advisors with written notice indicating his intention to resign and the effective date thereof; provided, however, that resignation, whether voluntary or presumptive (as provided above) shall result in a forfeiture of all rights to compensation under this Agreement, other than as to compensation that has accrued pursuant to the provisions of this Agreement.

2.5	Consideration for Nomination as a Member of Puget’s Board of Directors

Assuming that Nawani would qualify as an “independent member” of Puget’s board of directors, as that term is defined under applicable corporate and securities laws, rules and regulations, and has served on the Board of Advisors for an uninterrupted period of not less than three years, then he may request in writing to be included among the candidates for nomination for election as directors at the next scheduled annual meeting of stockholders and will be so included, with or without a favorable recommendation by Puget’s board of directors, unless the board of directors finds specific cause why his request should be denied, and such specific cause is detailed in a written response to him within thirty business days of the meeting of Puget’s board of directors next following submission of the subject request.

Article III:	Compensation

3.1	Non-Qualified Stock Option & Stock Incentive Plan

(A)	Nawani shall be compensated for the services as a member of Puget’s Board of Advisors and committees thereof with Common Stock purchase options issuable under the terms and provisions of Puget’s then current Non-Qualified Stock Option & Stock Incentive Plan which will vest during the term of this Agreement on a prorated monthly basis, as follows:

(1)	For basic service by Nawani as a member of Puget’s Board of Advisors, Nawani shall be granted a five year option to purchase 240,000 shares of Puget’s Common Stock.

(2)	For services on committees, the option will be increased by an aggregate of an additional 120,000 shares; and

(3)	For services as a vice chair of committees (Puget’s president serving as the chair of the Board of Advisors and of all committees thereof) the option will be increased by an aggregate of an additional 120,000 shares.

(4)	The shares subject to the option will be adjusted to reflect any changes in Puget’s Common Stock as a result of any stock split or reverse stock split thereof using as a basis Puget’s authorized capitalization as of November 30, 2020.

(5)	Exercise of the foregoing options will be subject to the condition precedent that Nawani comply on a timely basis with all personal reporting obligations to the Commission pertaining to his role with Puget and that Nawani serve in the designated positions providing all of the services required thereby prudently and in good faith.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

(B)	The securities to be issued as compensation under this Agreement (the “Securities”) will be issued without registration under the provisions of Section 5 of the Securities Act or the securities regulatory laws and regulations of Nawani’s state of domicile pursuant to exemptions provided pursuant to Section 4(a)(2) of the Act and comparable provisions of the laws of Nawani’s state of domicile.

(C)	In conjunction with the foregoing:

(1)	Nawani shall be responsible for preparing and filing any reports concerning this transaction with the Commission and with the securities regulatory authorities of Nawani’s state of domicile and payment of any required filing fees (none being expected);

(2)	All of the Securities will bear legends restricting their transfer, sale, conveyance or hypothecation unless such Securities are either registered under the provisions of Section 5 of the Act and under the securities regulatory authorities of Nawani’s state of domicile, or an opinion of legal counsel, in form and substance satisfactory to legal counsel to Puget is provided to Puget’s General Counsel to the effect that such registration is not required as a result of applicable exemptions therefrom;

(3)	Puget’s transfer agent shall be instructed not to transfer any of the Securities unless the General Counsel for Puget advises it that such transfer is in compliance with all applicable laws;

(4)	Nawani is acquiring the Securities for his own account, for investment purposes only, and not with a view to further sale or distribution; and

(5)	Nawani or his advisors have examined information concerning Puget contained on the Commission’s Internet web site at www.sec.gov, in the EDGAR archives, as well as Puget’s books and records and have questioned Puget’s officers and advisors as to such matters involving Puget it deemed appropriate.

(D)	In the event that Puget files a registration or notification statement with the Commission or any state securities regulatory authorities registering or qualifying any of its securities for sale or resale to the public as free trading securities, it will notify Nawani of such intent at least 15 business days prior to such filing, and shall, if requested by him, include any shares theretofore issued upon exercise of the Options in such registration or notification statement, provided that Nawani cooperates in a timely manner with any requirements for such registration or qualification by notification, including, without limitation, the obligation to provide complete and accurate information therefor; and, provided further that, the inclusion of such securities in such notification or registration statement is not deemed by any participating underwriter to be detrimental to a proposed offering of Puget’s securities to the public or to the price or liquidity of Puget’s publicly held securities.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

3.2	Contingent Compensation

In addition to the compensation described above and in Section 3.1 (unless comparable compensation is provided for under the terms of a separate employment or consulting agreement) and subject to applicable legal restrictions based on licensing and other requirements, except with reference to transactions that benefit Nawani or his Affiliates as inventors of proprietary technologies or established contacts generated by them in the past that may be referred to Puget:

(A)	In the event that Nawani arranges or provides funding for Puget on terms more beneficial than those reflected in Puget’s current principal financing agreements, copies of which are included among Puget’s records available through the SEC’s EDGAR web site, Nawani shall be entitled, at its election, to either:

(1)	A fee equal to 5% of such savings, on a continuing basis; or

(2)	If equity funding is provided through Nawani or any of his Affiliates, a discount of 5% from the bid price for the subject equity securities, if they are issuable as free trading securities, or, a discount of 25% from the bid price for the subject equity securities, if they are issuable as restricted securities (as the term restricted is used for purposes of SEC Rule 144); and

(3)	If equity funding is arranged for Puget by Nawani and Puget is not obligated to pay any other source compensation in conjunction therewith, other than the normal commissions charged by broker dealers in securities in compliance with the compensation guidelines of the Financial Industry Regulatory Authority, Inc., Nawani shall be entitled to a bonus in a sum equal to 5% of the net proceeds of such funding.

(B)	In the event that Nawani generates business for Puget, then, on any sales resulting therefrom, Nawani shall be entitled to a commission equal to 5% of the net income derived by Puget therefrom, on a continuing basis.

3.3	Indemnification

Puget will defend, indemnify and hold the members of its Board of Advisors and of all committees thereof harmless from all liabilities, suits, judgments, fines, penalties or disabilities, including expenses associated directly, therewith (e.g., legal fees, court costs, investigative costs, witness fees, etc.) resulting from any reasonable actions taken by him in good faith on behalf of Puget, its affiliates or for other persons or entities at the request of the Puget’s board of directors, to the fullest extent legally permitted, and in conjunction therewith, shall assure that all required expenditures are made in a manner making it unnecessary for the members of its Board of Advisors to incur any out of pocket expenses; provided, however, that the members of its Board of Advisors involved permit Puget to select and supervise all personnel involved in such defense and that the members of its Board of Advisors involved waive any conflicts of interest that such personnel may have as a result of also representing Puget, its stockholders or other personnel and agrees to hold them harmless from any matters involving such representation, except such as involve fraud or bad faith.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

Article Four:	Special Covenants

4.1	Confidentiality.

(A)	Nawani acknowledges that, in and as a result of his duties hereunder, he will be developing for Puget, making use of, acquiring and/or adding to, confidential information of special and unique nature and value relating to such matters as Puget’s trade secrets, systems, procedures, manuals, confidential reports, personnel resources, strategic and tactical plans, advisors, clients, investors and funders; consequently, as material inducement to the entry into this Agreement by Puget, Nawani hereby covenants and agrees that he shall not, at any time during or following the terms of this Agreement, directly or indirectly, personally use, divulge or disclose, for any purpose whatsoever, any of such confidential information which has been obtained by or disclosed to him as a result of his association with Puget, or Puget’s affiliates.

(B)	In the event of a breach or threatened breach by Nawani of any of the provisions of this Section 4.1, Puget, in addition to and not in limitation of any other rights, remedies or damages available to Puget, whether at law or in equity, shall be entitled to a permanent injunction in order to prevent or to restrain any such breach by Nawani, or by his partners, agents, representatives, servants, employers, employees, affiliates and/or any and all persons directly or in-directly acting for or with them.

4.2	Special Remedies.

In view of the irreparable harm and damage which would undoubtedly occur to Puget as a result of a breach by Nawani of the covenants or agreements contained in this Article Four, and in view of the lack of an adequate remedy at law to protect Puget’s interests, Nawani hereby covenants and agrees that Puget shall have the following additional rights and remedies in the event of a breach hereof:

(A)	Nawani hereby consents to the issuance of a permanent injunction enjoining him from any violations of the covenants set forth in Section 4.1 hereof; and

(B)	Because it is impossible to ascertain or estimate the entire or exact cost, damage or injury which Puget may sustain prior to the effective enforcement of such injunction, Nawani hereby covenants and agrees to pay over to Puget, in the event he violates the covenants and agreements contained in Section 4.2 hereof, the greater of:

(1)	Any payment or compensation of any kind received by him because of such violation before the issuance of such injunction, or

(2)	The sum of One Thousand ($1,000.00) Dollars per violation, which sum shall be liquidated damages, and not a penalty, for the injuries suffered by Puget as a result of such violation, the Parties hereto agreeing that such liquidated damages are not intended as the exclusive remedy available to Puget for any breach of the covenants and agreements contained in this Article Four, prior to the issuance of such injunction, the Parties recognizing that the only adequate remedy to protect Puget from the injury caused by such breaches would be injunctive relief.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

4.3	Cumulative Remedies

Nawani hereby irrevocably agrees that the remedies described in Section 4.3 hereof shall be in addition to, and not in limitation of, any of the rights or remedies to which Puget is or may be entitled to, whether at law or in equity, under or pursuant to this Agreement.

4.4	Acknowledgment of Reasonableness

(A)	Nawani hereby represents, warrants and acknowledges that he has carefully read and considered the provisions of this Article Four and, having done so, agrees that the restrictions set forth herein are fair and reasonable and are reasonably required for the protection of the interests of Puget, its stockholders, officers, other advisors and employees; consequently, in the event that any of the above described restrictions shall be held unenforceable by any court of competent jurisdiction, Nawani hereby covenants, agrees and directs such court to substitute a reasonable judicially enforceable limitation in place of any limitation deemed unenforceable and, Nawani hereby covenants and agrees that if so modified, the covenants contained in this Article Four shall be as fully enforceable as if they had been set forth herein directly by the Parties.

(B)	In determining the nature of this limitation, Nawani hereby acknowledges, covenants and agrees that it is the intent of the Parties that a court adjudicating a dispute arising hereunder recognize that the Parties desire that this covenant not to compete be imposed and maintained to the greatest extent possible.

4.5	Unauthorized Acts

(A)	Nawani hereby covenants and agrees that he will not do any act or incur any obligation on behalf of Puget of any kind whatsoever, except as authorized by Puget’s board of directors.

(B)	The Parties recognize that certain responsibilities and obligations are imposed by federal and state securities laws and by the applicable rules and regulations of stock exchanges, the FINRA, in house “due diligence” or “compliance” departments of brokerage houses, etc.; accordingly, Nawani agrees that he will not:

(1)	Release any financial or other material information or data about Puget without the prior consent and approval of Puget;

(2)	Conduct any meetings with financial analysts concerning Puget without informing Puget in advance of the proposed meeting and the format or agenda of such meeting; or

(3)	Release any information or data about Puget to any selected or limited person(s), entity, or group if Nawani is aware that such information or data has not been generally released or promulgated.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

(C)	Nawani shall restrict or cease, as directed by Puget, all efforts on behalf of Puget, including all dissemination of information regarding Puget, immediately upon receipt of instructions (in writing by email or letter) to that effect from Puget.

(D)	If Nawani learns of any pending securities offering to be made or expected to be made by Puget, he shall immediately cease all public relations activities on behalf of Puget until receipt of instructions by Puget in writing as to how to proceed, and thereafter shall proceed only in accordance with Puget’s written instructions.

(E)	Nawani shall not take any action which would in any way adversely affect the reputation, standing or prospects of Puget clients or which would cause Puget to be in violation of applicable laws.

4.6	Covenant not to Disparage

Nawani hereby irrevocably covenants and agrees that during the term of this Agreement and after its termination, he will refrain from making any remarks that could be construed by anyone, under any circumstances, as disparaging, directly or indirectly, specifically, through innuendo or by inference, whether or not true, about Puget, its constituent members, or his officers, advisors, stockholders, employees, agent or affiliates, whether related to the business of Puget, to other business or financial matters or to personal matters.

Article V:	Agreement to Comply with Legal Restrictions.

5.1	Puget Securities

(A)	Nawani is not the record or beneficial owner of any Puget securities.

(B)	Nawani agrees that any Puget securities that he purchases or with respect to which he otherwise acquires record or beneficial ownership after the date of this Agreement (“New Puget Securities”) shall be subject to the terms and conditions of this Agreement to the same extent as if they were owned prior to the date of this Agreement.

(C)	Nawani has full power and authority to execute this Agreement, to make the representations, warranties and covenants herein contained and to perform his obligations hereunder.

(D)	Nawani has no present plan or intention (a “Plan”) to sell, transfer, exchange, pledge or otherwise dispose of, including by means of a distribution by a partnership to its partners, or a corporation to its stockholders, or any other transaction which results in a reduction in the risk of ownership (any of the foregoing being hereinafter referred to generically as a “Sale”) of any of the Puget securities that he may acquire during the term of this Agreement, or any securities that may be paid as a dividend or otherwise distributed thereon with respect thereto or issued or delivered in exchange or substitution therefor.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

(E)	If Nawani’s representations in this Agreement cease to be true at any during the term of this Agreement, he will deliver to Puget’s general counsel a written statement to that effect, specifying the nature of such change signed by him.

5.2	Conditions Applicable to Transactions in Puget Securities

(A)	Nawani agrees not to transfer, sell, exchange, pledge or otherwise dispose of or encumber any New Puget Securities acquired or to make any offer or agreement relating thereto during the time that Nawani serves on Puget’s Board of Advisors and for an additional period of 90 days thereafter (the term of this agreement), except:

(1)	During such periods following the filing by Puget of reports with the Securities and Exchange Commission as may be determined by Puget’s board of directors as adequate to provide currency of information required to avoid violation of restrictions under the Securities Act and the Exchange Act against trading on inside information.

(2)	In full compliance with the requirements of:

(a)	Rule 144 promulgated by the Commission under authority granted by the Securities Act;

(b)	If Puget becomes subject to Section 12 of the Exchange Act (not currently contemplated), Sections 13D and 16(a) of the Exchange Act, including requirements pertaining to timely filing of Commission Forms 3, 4 and 5 or Schedule 13-D; and

(3)	In full compliance with the procedures established by Puget (including requirements imposed upon its transfer agent) to assure compliance with the foregoing.

(B)	No transactions permitted pursuant to Section 5.2(A) shall be effected until:

(1)	Legal counsel representing Nawani (which legal counsel is reasonably satisfactory to Puget), shall have advised Puget in a written opinion letter satisfactory to Puget and Puget’s legal counsel, and upon which Puget and its legal counsel may rely, that no registration under the Securities Act would be required in connection with the proposed sale, transfer or other disposition and that all requirements under the Exchange Act, including Sections 13 and 16 thereof have been complied with; or

(2)	A registration statement under the Securities Act covering Puget’s Stock proposed to be sold, transferred or otherwise disposed of, describing the manner and terms of the proposed sale, transfer or other disposition, and containing a current prospectus, shall have been filed with the Securities and Exchange Commission (the “Commission”) and made effective under the Securities Act; or

(3)	An authorized representative of the Commission shall have rendered written advice to Nawani (sought by his legal counsel, with a copy thereof and all other related communications delivered to Puget) to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take any action, with respect to the proposed disposition if consummated; or

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

(4)	Puget’s general counsel and president shall have specifically consented to the transaction in wiring pursuant to authority delegated in a specific resolution of Puget’s board of directors.

(C)	Nawani also understands and agrees that stop transfer instructions will be given to Puget’s transfer agent with respect to certificates evidencing Nawani’s Puget securities and that there will be placed on the certificates evidencing his Puget securities legends stating in substance: “The securities represented by this certificate were issued without registration under the Securities Act of 1933, as amended, or comparable state laws in reliance on the provisions of Section 4(a)(1), 3(b) or 4(a)(2) of such act, and comparable state law provisions.

(D)	These securities may not be transferred pledged or hypothecated unless they are first registered under applicable federal, state or foreign laws, or the transaction is demonstrated to be exempt from such requirements to Puget’s satisfaction, and, all required reports pertaining thereto.”

5.3	No Proxy Solicitations.

Nawani will not, and will not permit any entity under his control to:

(A)	Solicit proxies or become a “participant” in a “solicitation” (as such terms are defined in Regulation 14A under the Exchange Act) with respect to any meetings of Puget’s stockholders;

(B)	Initiate a stockholders’ vote or action by consent of Puget stockholders with respect to any stockholders action; or

(C)	Become a member of a “group” [as such term is used in Section 13(d) of the Exchange Act] with respect to any voting securities of Puget.

5.4	No Limitation on Discretion as Member of the Board of Advisors

This Article is intended solely to apply to the exercise by Nawani of rights attaching to ownership of the Puget securities and nothing herein shall be deemed to apply to, or to limit in any manner his discretion with respect to, any action which may be taken or omitted by him acting in his fiduciary capacity as a member of Puget’s Board of Advisors or any committee thereof.

Article VI:	Miscellaneous

6.1	Notices

(A)	All notices, demands or other communications hereunder shall be in writing, and unless otherwise provided, shall be deemed to have been duly given on the first business day after mailing by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

To Puget: Puget Technologies, Inc., 1200 North Federal Highway, Boca Raton, Florida 33432, USA. Phone 561 210 8535. information.puget@gmail.com;

To Nawani: Pranav Nawani. 5710 South Hailee Lane, Number 52; Spokane, Washington 99223. (631) 875-3651; pranavnawani@gmail.com;

or

(B)	To such other address or to such other person as any Party shall designate to the other for such purpose in the manner hereinafter set forth.

6.2	Amendment

(A)	No modification, waiver, amendment, discharge or change of this Agreement shall be valid unless the same is in writing and signed by the Party against which the enforcement of said modification, waiver, amendment, discharge or change is sought.

(B)	This Agreement may not be modified without the consent of Puget’s board of directors.

6.3	Merger

(A)	This instrument contains all of the understandings and agreements of the Parties with respect to the subject matter discussed herein.

(B)	All prior agreements whether written or oral, are merged herein and shall be of no force or effect.

6.4	Survival

The several representations, warranties and covenants of the Parties contained herein shall survive the execution hereof and shall be effective regardless of any investigation that may have been made or may be made by or on behalf of any Party.

6.5	Severability

If any provision or any portion of any provision of this Agreement, or the application of such provision or any portion thereof to any person or circumstance shall be held invalid or unenforceable, the remaining portions of such provision and the remaining provisions of this Agreement or the application of such provision or portion of such provision as is held invalid or unenforceable to persons or circumstances other than those to which it is held invalid or unenforceable, shall not be effected thereby.

6.6	Governing Law

This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Nevada, except for any choice of law provisions that would result in the application of the law of another jurisdiction.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

6.7	Third Party Reliance

Legal counsel to and accountants for the Parties shall be entitled to rely upon this Agreement.

6.6	Venue

Any proceeding arising between the Parties in any matter pertaining or related to this Agreement shall, to the extent permitted by law, be held in Palm Beach County, Florida.

6.7	Dispute Resolution

(A)	In any action between the Parties to enforce any of the terms of this Agreement or any other matter arising from this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including reasonable attorneys’ fees up to and including all negotiations, proceedings and appeals, whether or not formal proceedings are initiated; however, notwithstanding the foregoing

(B)	In the event of any dispute arising under this Agreement, or the negotiation thereof or inducements to enter into the Agreement, the dispute shall, at the request of any Party, be exclusively resolved through the following procedures:

(1)	Mediation:

(a)	First, the issue shall be submitted to mediation before a mediation service in Palm Beach County, Florida, to be selected by lot from six alternatives to be provided, three by Puget and three by Nawani.

(b)	The mediation efforts shall be concluded within ten business days after their initiation unless the Parties unanimously agree to an extended mediation period.

(2)	In the event that mediation does not lead to a resolution of the dispute then at the request of any Party, the Parties shall submit the dispute to binding arbitration before an arbitration service located in Palm Beach County, Florida, to be selected by lot, from six alternatives to be provided, three by Puget and three by Nawani.

(3)	Expenses

(a)	Expenses of mediation shall be borne by Puget, if successful.

(b)	Expenses of mediation, if unsuccessful and of arbitration shall be borne by the Party or Parties against whom the arbitration decision is rendered.

(c)	If the terms of the arbitral award do not establish a prevailing Party, then the expenses of unsuccessful mediation and arbitration shall be borne equally by the Parties.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

6.8	Benefit of Agreement

(A)	This Agreement may not be assigned by Nawani.

(B)	Subject to the restrictions on transferability and assignment contained herein, the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the Parties, their successors, assigns, personal representative, estate, heirs and legatees.

6.9	Interpretation

(A)	The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”

(B)	The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(C)	The captions in this Agreement are for convenience and reference only and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provisions hereof.

(D)	All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Party or Parties, or their personal representatives, successors and assigns may require.

(E)	The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

6.10	Further Assurances

The Parties hereby agree to do, execute, acknowledge and deliver or cause to be done, executed or acknowledged or delivered and to perform all such acts and deliver all such deeds, assignments, transfers, conveyances, powers of attorney, assurances, recipes, records and other documents, as may, from time to time, be required herein to effect the intent and purposes of this Agreement.

6.11	Status

Nothing in this Agreement shall be construed or shall constitute an agency, employment, partnership or joint venture relationship.

6.12	Counterparts

(A)	This Agreement may be executed in any number of counterparts.

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

(B)	Execution by exchange of electronic signatures through the Internet shall be deemed legally sufficient to bind the signatory; however, the Parties shall, for aesthetic purposes, prepare a fully executed original version of this Agreement, which shall be the document filed with the Securities and Exchange Commission.

6.13	License

(A)	This Agreement is the property of Qest Consulting Group, Inc., a Colorado corporation that serves as a strategic consultant to Puget (“Qest”) and the use hereof by the Parties is authorized hereby solely for purposes of this transaction.

(B)	The use of this form of agreement or of any derivation thereof without Qest’ prior written permission is prohibited.

(C)	This Agreement shall not be more strictly interpreted against any Party as a result of its authorship.

(D)	The Parties acknowledge that Qest serves as a strategic consultant to Puget and has acted as scrivener for the Parties in this transaction but that Qest is neither a law firm nor an agency subject to any professional regulation or oversight.

(E)	Because of the inherent conflict of interests involved, Qest has advised all of the Parties to retain independent legal and accounting counsel to review this Agreement and its exhibits and incorporated materials on their behalf.

(F)	The decision by any Party not to use the services of legal counsel in conjunction with this transaction shall be solely at their own risk, each Party acknowledging that applicable rules of Nawani’s state of domicile prevent Puget’s general counsel, who has reviewed, approved and caused modifications on behalf of Puget, from representing anyone other than Puget in this transaction.

6.14	Waiver

No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing and signed by each party hereto.

Balance of page left intentionally blank

Please initial: Puget: _____ Nawani: _____

Puget Technologies, Inc.

1200 North Federal Highway, Suite 200-A; Boca Raton, Florida 33432; 561-210-8535 information.puget@gmail.com

In Witness Whereof, the Parties have caused this Agreement to be executed by themselves or their duly authorized respective officers, all as of the last date set forth below:

Signed, sealed and delivered in our presence:
PUGET TECHNOLOGIES, INC.

{Corporate Seal}
By:
Hermann Burckhardt, President
Dated: April 6, 2021
Attest:
Thomas Jaspers, Secretary

Signed, sealed and delivered in our presence:
NAWANI:

Pranav Nawani
Dated: April 6, 2021